Exhibit 10.9
Baishadu Hydropower Station Development Agreement
(“this Agreement”)

Party A: Shimen County Government of Hunan Province
Legal Address: Chujiang Town, Shimen County, Hunan Province
Legal Representative: Qiming Yang

Party B: Hunan Sanjiang Electric Power Co., Ltd.
               Hunan Zhaoheng Hydropower Co., Ltd.
Legal Address: No. 1 South Power Station Road, Chujiang Town, Shimen County, Hunan Province
Legal Representative: Hong Zhu

In accordance with the relevant laws and regulations in "General Principles of Civil Law", "Contract Law of PRC” ; the No. 29 [2003]"Opinions on accelerating the development of hydropower in rural areas” from the General Office of the Hunan Provincial  Government; and the policy of attracting investments to Shimen County, the Shimen County Government (hereinafter referred to as Party A) and Hunan Sanjiang Electric Power Co., Ltd., Hunan Zhaoheng Hydropower Co., Ltd. (hereinafter referred to as Party B, collectively) agree to the following terms regarding the development of Baishadu Hydropower Station after amicable negotiations.

1.  The Purpose of the Baishadu Project

Adhering to the principle of sustainable development, the purpose of the Baishadu project (“the Project”) is to scientifically develop and utilize water resources in Dieshui Basin to achieve the goals of flood control, ecology protection, clean power generation, and economic development, with emphasis on flood control and electric power generation. Party B will recover its investment from the sales of electricity.

2. Project Development Right

2.1 Party A has agreed to grant project development right of Baishadu Hydropower Station (“the development right”) to Party B. The construction site is within the boundaries of the town of    Zao City in Shimen County, Hunan Province. The specific location shall be subject to the approval of relevant government agencies.

2.2 The development right takes effect as of the date on which Party B receives all approvals from relevant government agencies. Party B shall commence the construction in accordance with the construction schedule set forth in this Agreement, otherwise, Party A may grant the development right to a third party and not bear responsibility for any loss of Party B.

3. Project Execution
Party B shall execute the Project under an independent legal entity set up in Shimen County. The independent accounting entity shall pay taxes in accordance with relevant laws.

4. Construction Scale

The initial planned total installed capacity of the Project is 15,000KW, with total investment of approximately RMB120 million (exact figure to be determined in accordance with the project design and construction budget).

5. Hydropower Station Property Right and Land Use Right

The property right of Baishadu Hydropower Station (including auxiliary buildings and equipment) belongs to Party B. In addition, Party B owns the land use right for 50 years from the date when the land use right contract is signed. After 50 years, the land use right shall be renewed in accordance with relevant regulations.

6. Construction Land for the Project

6.1 After Party B receives approval of land requisition from provincial government, Party A and its administrative departments shall complete land requisition and demolition and provide Party B with construction land in accordance with relevant laws, regulations and the project design requirements. Party B is responsible for relevant costs during the process.

6.2 During the project execution process, Party B shall use land based on the principal of conservation. Exact land use area is subject to the approval of land administrative department.

7. Construction Schedule

Party B shall commence construction of the main body within three (3) months from the date when the Project, design, land requisition and construction, etc. are approved by the relevant government agencies, use best efforts to complete the Project and commence operation in accordance with the schedule set forth in the project design plan. In the event that Party B does not commence the construction within nine (9) months from the date when relevant approvals are obtained and land requisition and demolition are completed, Party A may grant the development right to a third party. Under these circumstances, Party B shall transfer all construction and relevant documents to Party A without cost as compensation for the Project delay.

8. The Project’s Feasibility Studies and Approval

8.1 Party B shall complete the Project’s feasibility studies and Party A shall not bear any related cost and any risk associated with it.

8.2 In determining the final project plan (“the Plan”), Party B shall strictly adhere to the plan and design implemented by authorities and consider the interests of upstream and downstream hydropower stations. The Plan shall be based on the principals of ecology protection, maximum water resource utilization and flood control.

8.3 Party B shall employ qualified design and construction companies for the Project.

8.4 Relevant project approvals shall be obtained within one (1) year from the date this Agreement is signed. Party B shall be responsible for obtaining the relevant approvals with the assistance of Party A. If the Project is not approved due to Party B’s default, Party A may terminate this Agreement and not bear relevant losses. If the Project is not approved due to Party A’s default, Party B may terminate this Agreement and claim from Party A for fees in relation to approvals. If the Project is not approved due to state policy changes and reasons of related administrative authorities, neither party shall be responsible for the losses and the relevant administrative authorities shall bear the losses.

9. Project Coordination

Party A designates Shimen County Small Hydropower Development Team and Zaoshi Town Government of Shimen County as coordinators to facilitate the Project and assist Party B to obtain project approvals, and complete land requisition, demolition, compensation and other related approvals, etc. Both parties shall cooperate with each other to ensure the smooth execution of the construction in accordance with the design requirements.

10. Support Policies

10.1 The Project is one of the key investment projects to attract foreign investment in Shimen County. The Project enjoys preferential tax treatment during the construction and operation period. The preferential treatment may be stipulated in government meeting minutes and implemented by the tax authority.

10.2 Preferential policies not stipulated in this Agreement but required by Party B shall be negotiated on a case-by-case basis by both parties and confirmed in government meeting minutes.  Such government meeting minutes govern the obligations of both parties and define the responsibilities of the subordinate government agencies of Party A.

11. Other Rights and Obligations of Both Parties

11.1 Party A’s Rights and Obligations

11.1.1 Party A is responsible for creating a favorable construction and operating environment; timely mediating environment related conflicts; promoting smooth implementation of the Project; and safeguarding legitimate rights and interests of Party B.

11.1.2 Party A shall help Party B prepare relevant documents including feasibility studies, project design, etc. for the purpose of project approval. All relevant costs shall be assumed by Party B.

11.1.3 Party A shall help Party B receive construction land use certificate. All relevant costs shall be assumed by Party B.

11.1.4 Party A shall attend panel meetings for project feasibility studies and project design plan.

11.1.5 Party A shall help Party B complete all preparation work before the commencement of the construction. All relevant costs shall be assumed by Party B.

11.1.6 Party A shall issue meeting minutes to its subordinate departments in a timely manner to ensure that Party A’s obligations are fulfilled.

11.2. Rights and Obligations of Party B

11.2.1 Party B shall be responsible for initial preparation work, project tendering and construction, and assume all relevant fees including RMB2.48 million paid to Boyuan Company for initial preparation works.

11.2.2 The design and implementation of the Project shall be in accordance with relevant regulations regarding planning requirements, flood control and safety standards from hydropower administration. In addition, it shall meets the requirement for free passage of local residents and tractors with carrying capacity of no more than one ton (including one ton).

11.2.3 After the Project is completed, Party B can transfer the property right and operating rights to a third party so long as the transferee is a legal entity registered in Shimen County.

11.2.4 Party B shall be responsible for project financing to ensure the timely commencement and completion of the Project according to the Plan.

11.2.5 Party B shall be responsible for and assume all relevant costs of obtaining approvals on project review, design, on-grid tariff, land use and water use, etc.

11.2.6 Party B shall ensure construction quality and meet strict quality standards.

11.2.7 Party B shall comply with state laws and regulations and protect ecological environment during the construction and operation periods.

11.2.8 Party B shall comply with relevant safety laws and regulations, accept supervision and inspection from relevant government agencies, and timely implement safety improvement measures.

11.2.9 Party B shall strengthen the management of blasting materials and blasting site in accordance with safety norms and procedures to ensure operation safety. Furthermore, Party B shall be responsible for the consequences of all safety related accidents.

11.2.10 Party B shall not transfer or sell the development right of the Project to a third party.

12 Liabilities for Breach of this Agreement

12.1 The Agreement is automatically terminated if Party B transfers or sells the development right of the Project to a third party. Furthermore, Party B shall be liable for Party A’s economic losses due to its breach of the Agreement.

12.2 In the event that the Project is not put into operation two (2) years beyond the schedule set forth in the project design plan, Party A may recover the development right and land use right from Party B without any compensation.

12.3 In case that the Project is not commenced or completed due to Party A’s default, Party A shall bear all economic losses of Party B.

12.4 In the event that neither party fulfills its obligations due to force majeure or state or provincial policy change, both parties are exempted from the liabilities of all damages caused by the breach of this Agreement.

13. Dispute Settlement

13.1 During the project preparation and construction period, Party A and Party B may sign a  supplemental agreement as appendix to this Agreement if there are other issues not covered in this Agreement. The supplemental agreement has the same legal effect as this Agreement (and may be submitted to departments in the form of government meeting minutes).

13.2 Both parties shall try to settle any dispute through amicable negotiations. If no agreement can be reached, either party may submit the case to the local court where this Agreement is executed.

14. Signing and Effectiveness of This Agreement

14.1 This Agreement is in 4 copies, Party A and Party B each will keep two copies.

14.2 This Agreement becomes effective after being signed and sealed by both parties.

Party A (seal):	Party B (sealed):

Legal Representative	Legal Representative
(signature):	(signature):

Signed: December 3, 2008